Registration No. ___________________

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2/A-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PRINCIPLE SECURITY INTERNATIONAL, INC.
(Name of small business issuer in its charter)

Nevada	7381	98-0538119
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer Identification #)
Organization)	Classification Code)

PRINCIPLE SECURITY	THE CORPORATION TRUST
INTERNATIONAL, INC.	COMPANY OF NEVADA

Unit B – 2015 Burrard Street	6100 Neil Road – Suite 500
Vancouver, British Columbia	Reno, Nevada 89511
Canada V6J 3H4	(608)827-5300
(778)233-3562
(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)

Copies to:
Conrad C. Lysiak, Esq.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [  ]

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CALCULATION OF REGISTRATION FEE

	Amount To Be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Share	Offering Price	Fee [1]
Common Stock by Selling
Shareholders	6,018,000	$0.15	$902,700	$27.20

Total	6,018,000	$0.15	$902,700	$27.20

[1 ]	Estimated only for purposes of calculating the registration fee under Rule 457(c).

     REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

PRINCIPLE SECURITY INTERNATIONAL, INC.
6,018,000 Shares of Common Stock

     We are registering for sale by selling shareholders, 6,018,000 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

     The sale price to the public is fixed at $0.15 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sale price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

     Our shares of common stock are not traded anywhere.

     Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It’s illegal to tell you otherwise.

     The date of this prospectus is _________________________.

SUMMARY OF OUR OFFERING

Our business

     We were incorporated in the State of Nevada on November 27, 2006. We are an early development stage corporation. Through our wholly owned Canadian subsidiary, Principle Security International Incorporated, we intend to operate a customer service oriented security firm specializing in uniformed guard services. Our initial target market will be in the Greater Vancouver, British Columbia, Canada area. There are many firms servicing the Greater Vancouver area but few that provide a high-end, professional product. Most employ poorly trained and unmotivated staff and the result is substandard and ineffective security measures that do little to address the initial security concern. We intend to hire only experienced and qualified staff or will conduct all requisite training in-house to ensure proper standards are maintained. If our intended business plan is not successful, we have not made any alternative plans.

      We are not a blank check company as defined by Section 7(b)(3) of the Securities Act of 1933, as amended. Our sole officer and director, Charles Payne has no plans to merge Principle Security International Incorporated with an operating company.

     Our administrative office is located at Unit B – 2015 Burrard Street, Vancouver, British Columbia, Canada V6J 3H4 and our telephone number is (778) 233-3562 and our fax number is (604) 684-0342. Our registered statutory office is located at 6100 Neil Road, Suite 500, Reno, Nevada 89511. Our fiscal year end is May 31. Our mailing address is Unit B – 2015 Burrard Street, Vancouver, British Columbia, Canada V6J 3H4.

The offering

     Following is a brief summary of this offering:

Securities being offered by selling shareholders	6,018,000 shares of common stock
Offering price per share	$0.15
Net proceeds to us	None
Number of shares outstanding before the offering	8,518,000
Number of shares outstanding after the offering if all of the
shares are sold	8,518,000

Selected financial data

     The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of	As of
	August 31, 2007	May 31, 2007
	(Unaudited)
Balance Sheet
Total Assets	$48,796	$61,512
Total Liabilities	$7,799	$2,144
Stockholders Equity (Deficit)	$40,997	$59,368

	From Inception	From Inception
	through	through
	August 31, 2007	May 31, 2007
	(Unaudited)
Income Statement
Revenue	$0	$0
Total Expenses	$37,703	$19,332
Net Loss	$(37,703)	$(19,332)

RISK FACTORS

     An investment in our common stock is highly speculative and involves a number of very significant risks. You should carefully consider the following risk factors before deciding to invest in our common stock.

Risks associated with Principle Security International Incorporated:

     1. Because our auditors have issued a going concern opinion, there is substantial uncertainty we will continue activities in which case you could lose your investment.

     Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. As such we may have to cease activities and you could lose your investment.

     2. Our company is in the early development stage. We lack an operating history and have losses, which we expect to continue into the future. There is no assurance that our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, we may have to suspend or cease activities.

     We were incorporated in November 2006 and have just recently started our proposed business activities. We have not realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss from inception (November 27, 2006) to August 31, 2007 is $37,703. The loss was a result of the payment of fees for incorporation, legal and accounting, initial fund raising activities and startup costs for our business. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

*	our ability to attract customers who will use our services
*	our ability to attract and train personnel to provide our services to our customers
*	our ability to maintain low operating costs

     Based upon current plans, we expect to incur operating losses in future periods. This will happen because we will be incurring expenses and generating little or no revenues. There are expenses associated with the start-up of any new business. There will be expenses associated with recruiting and training staff. As a result, we may continue to operate at a loss in the future. We cannot guarantee that we will be successful in generating revenues in the future. Failure to generate revenues may cause us to suspend or cease activities.

     3. We have no customers and we cannot guarantee we will ever have any. Even if we obtain customers, there is no assurance that we will ever make a profit.

     We have no customers. We have not identified any customers and we cannot guarantee we ever will have any. Even if we obtain customers for our services, there is no guarantee that we will be able to provide our services profitably. If we are unable to operate profitably, we may have to suspend or cease operations.

     4. The security services we provide may subject us to liability for substantial damages not covered by insurance.

     We will be providing security services at various customer locations. We may be held liable for the negligent acts or misconduct of our agents or employees performed while on duty and in the course and scope of their employment. We may from time to time be subject to claims that our officers have physically or emotionally harmed individuals in the course of providing these services, or members of the public may be otherwise injured by events occurring on client premises, including events that are not under the immediate control of our security officers. Individuals may bring personal injury lawsuits against us seeking substantial damages based on alleged negligence or other theories of liability in our provision of security services, including, with respect to injuries not directly caused by, or within the control of, our security officers. Under principles of common law, we generally can be held liable for wrongful acts or omissions to act of our agents or employees during the course, and within the scope, of their agency or employment with us.

     In many cases, our security service contracts may require us to indemnify our clients or may otherwise subject us to additional liability for events occurring on client premises. While we intend to maintain insurance programs that provide coverage for certain liability risks, including personal injury, death and property damage, the laws of many jurisdictions limit or prohibit insurance coverage for punitive damages arising from willful or grossly negligent conduct. Consequently, insurance may not be adequate to cover all potential claims or damages. If a plaintiff brings a successful claim against us for punitive damages or amounts in excess of our insurance coverage, we could incur substantial liabilities and our financial condition could be materially and adversely affected.

     5. Damage to our professional reputation as a result of a well-publicized incident or breach of security could have a material adverse effect on our business.

     We will depend to a large extent on our relationships with our customers and our reputation for high-quality contract security services. Our customers’ expectations and perception of the quality of our services are in large part determined by their regular contact with our personnel. A customer’s dissatisfaction with our services may be more damaging in our business than in non-service related businesses. Moreover, a well-publicized incident or breach of security at one or more of our customers’ locations could result in a negative perception of our services, damage to our reputation and the loss of existing or potential customers, which could have a material adverse effect on our business, financial condition and results of operations.

     6. Our industry is intensely competitive and price-sensitive. If we cannot successfully compete with new or existing security service providers, our results of operations and financial condition will be adversely affected.

     The contract security officer services industry is intensely competitive. We directly compete with companies that are national and international in scope and most of our competitors have significantly greater personnel, financial, technical and marketing resources than we do. They generate greater revenues and have greater name recognition than we do. On a national front, the recent trend toward consolidation in our industry will likely lead to increased competition from these companies. We also compete with smaller local and regional companies that may have better knowledge of the local conditions in their regions, are better known locally and are better able to gain customers in their regions. There are relatively low barriers to entry into the contract security services industry, and we expect to face additional competition from new entrants into the contract security officer services industry. In addition, it has become more common for customers to select security service providers through competitive bid processes intended to procure quality services at lower prices. Some of our competitors may be willing to provide services at lower prices, accept a lower profit margin or expend more capital in order to obtain or retain business. There can be no assurance that we will be able to retain customer accounts that we are initially successful in attracting in an increasingly competitive market. In addition, there can be no assurance that we will be able to acquire new customer accounts and retain existing customer accounts on terms as favorable as those previously available, and if we are unable to do so our business will be adversely affected.

     7. If we are unable to attract, retain and manage security officers and administrative staff, our business will suffer.

     Our business involves the labor-intensive delivery of contract security services. We will derive our revenues largely from contract security officer services performed by our security officers. Our future performance depends in large part upon our ability to attract, develop, motivate and retain skilled security officers and administrative staff. Qualified security officers and administrative staff are in demand, and there is significant competition for these individuals from other security firms, government agencies and other similar enterprises. As a result, we may not be able to attract and retain sufficient numbers of these qualified individuals in the future, which may adversely affect our future performance.

     Turnover of contract security officers is significant. The loss of the services of, or the failure to recruit, a significant number of skilled security officers and administrative staff would harm our business, financial condition and results of operations, including our ability to secure and complete service contracts. Furthermore, if we do not successfully manage our security officers and administrative staff, we may not be able to achieve the anticipated billing rates, engagement quality, maintain level of unbillable overtime and other performance measures that are important to our business, financial condition and results of operations.

     8. Organized labor action or occupational health and safety laws and regulations could have a material adverse effect on our operations.

     We do not intend to hire unionized employees however, we cannot provide any assurances that organized labor action will not occur, or that any such activities, or any other labor difficulties would not materially affect us.

     In addition, we are subject to, among other laws and regulations, comprehensive Canadian occupational health and safety laws and regulations. Such laws and regulations may become more stringent and result in necessary modifications to our practices and facilities that could force us to incur additional costs that could materially affect us.

     9. Changes in available security technology may have an adverse effect on our results of operations and financial condition.

     Our business involves the labor-intensive delivery of contract security services performed by our security officers. Changes in technologies that provide alternatives to security officer services or that decrease the number of security officers required to perform effectively their services may decrease our customers’ demand for our security officer services. In addition, if such technologies become available for use in the industry, these technologies may be proprietary in nature and not be available for use by us in servicing our customers. Even if these technologies are available for our use, we may not be able to integrate successfully such technologies into our business model or may be less successful in doing so than our competitors or new entrants in the industry. A decrease in demand for our security officer services or our inability to effectively utilize such technologies may adversely affect our business, financial condition and results of operations.

     10. Because all of our assets and our sole officer and director is located outside the United States of America, it may be difficult for an investor to enforce within the United States any judgments obtained against us or our sole officer and director.

     All of our assets are located outside of the United States and we do not currently maintain a permanent place of business within the United States. In addition, our sole director and officer is a national and/or resident of a country other than the United States, and all or a substantial portion of such person’s assets are located outside the United States. As a result, it may be difficult for an investor to effect service of process or enforce within the United States any judgments obtained against us or our sole officer or director, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether the courts of Canada and other jurisdictions would recognize or enforce judgments of United States courts obtained against us or our sole director and officer predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in Canada or other jurisdictions against us or our sole director and officer predicated upon the securities laws of the United States or any state thereof.

     11. Because we have only one officer and director who is responsible for our managerial and organizational structure, in the future, there may not be effective disclosure and accounting controls to comply with applicable laws and regulations which could result in fines, penalties and assessments against us.

     We have only one officer and director. He is responsible for our managerial and organizational structure, which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. When these controls are implemented, he will be responsible for the administration of the controls. Should he not have sufficient experience, he may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the Securities Exchange Commission which ultimately could cause us to lose money.

     12. Because there is no public trading market for our common stock, you may not be able to resell your stock.

     There is currently no public trading market for our common stock. Therefore there is no central place, such as a stock exchange or electronic trading system to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

     13. Because we may issue additional shares of common stock, your investment could be subject to substantial dilution.

     We anticipate that any additional funding will be in the form of equity financing from the sale of our common stock. In the future, if we do sell more common stock, your investment could be subject to dilution. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us.

     14. Because our securities are subject to penny stock rules, you may have difficulty reselling your shares.

     Our shares as penny stocks are covered by section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the Company’s securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder’s ability to dispose of his stock.

USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock in this offering. All proceeds from the sale of the shares of common stock will be received by the selling shareholders.

DETERMINATION OF OFFERING PRICE

     The price of the shares has been determined by our board of directors. The $0.15 per share offering price of our common stock was arbitrarily chosen using the latest price of our stock from our most recent private offering of common stock. Currently there is no market for the shares. We intend to apply to NASD over-the-counter bulletin board for the quotation of our common stock upon becoming a reporting entity under the Securities Exchange Act of 1934. If our shares are listed for trading on the Bulletin Board, the price of the shares will be established by the market.

DILUTION

     Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION

     There are thirty-five selling shareholders. They may be deemed underwriters. They may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets or exchanges as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	Through the writing of options on the common stock;
4.	In short sales; or
5.	In any combination of these methods of distribution.

     The sales price to the public is fixed at $0.15 per share until such time as the shares of our common stock become traded on the Bulletin Board operated by the National Association of Securities Dealers, Inc. or another exchange. If our common stock becomes quoted on the Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;
2.	A price related to such prevailing market price of our common stock; or
3.	Such other price as the selling shareholders determine from time to time.

     The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

     We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock, estimated to be $30,000. The selling shareholders, however, will pay commissions or other fees payable to brokers or dealers in connection with any sale of the common stock. The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in

the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

     1. Not engage in any stabilization activities in connection with our common stock;
     2. Furnish each broker or dealer through which common stock may be offered, such as copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and
     3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

     There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them. Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.

     Of the 8,518,000 shares of common stock outstanding as of August 31, 2007, 2,500,000 are owned by our sole officer and director and may only be resold in compliance with Rule 144 of the Securities Act of 1933.

     We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

Section 15(g) of the Exchange Act

     Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6, and 15g-9 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

     Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

     Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

     Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

     Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

     Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

     Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

     Rule 15g-9 requires broker/dealers to approve the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

     The application of the penny stock rules may affect your ability to resell your shares.

BUSINESS

General

     We were incorporated in the State of Nevada on November 27, 2006. We are an early development stage corporation.

     Through our wholly owned Canadian subsidiary, Principle Security International Incorporated (“PSI”), we intend to operate a customer service oriented security firm specializing in uniformed guard services. We lease office space on a month to month basis at a cost of C$500 per month from a non-related third party.

     The Company has commenced operations. Since inception we have been implementing the early phases of our business plan; including the establishment of our office, making application for our security business license, making application and scouting locations for the accredited security training facility, making application for our Surety bond, registering the URL address necessary to create our website, building a database of potential clients, commencing interviews to hire our salesperson, designing our corporate logos/badges and placing the initial orders for our uniforms.

      We are not a blank check company as defined by Section 7(b)(3) of the Securities Act of 1933, as amended. Our sole officer and director, Charles Payne has no plans to merge Principle Security International Incorporated with an operating company. We have not generated any revenues because we have been unable to secure a contract. Our sole officer and director has been building a database of potential clients. He will be maintaining the database on an on-going basis. He has been actively contacting a number of businesses in hopes of securing a contract, but has been unsuccessful to date. We are hopeful that he will be able to secure a contract in the near future. The Company has started to conduct interviews to hire a salesperson to assist with locating and securing contracts, but has not found a suitable candidate to fill the position. Former applicants were referred to the Company’s sole officer via networking or personal contacts. We intend to place employments ads through various media streams to locate a suitable salesperson.

     There are many firms servicing the Greater Vancouver area but few that provide a high-end, professional product. Most employ poorly trained and unmotivated staff and the result is sub-standard and ineffective security measures that do little to address the initial security concern. We will either hire only experienced and qualified staff or will conduct all requisite training in-house to ensure proper standards are maintained. The result will be a high level of professionalism and service that will be readily apparent.

     British Columbia, Canada, has one of the highest standards of security guard training in North America. All contract security guards must complete 64 hours of classroom study, including a physical component, and then pass 3 different exams (two written and one practical) before they are eligible for licensing. However, due to the competitive and cyclical nature of the industry, many firms ignore the training requirements and employ people who are not licensed, in an attempt to be cost effective, thereby creating potential liability for their clients. These firms tend to compete with one another over the bottom end of the industry and continuously undercut competitors in order to land the contract. The winning bidder often succeeds in obtaining a contract with poor margin and eventually disservices the client. The client then fires that firm and starts the process for hiring another and so the cycle continues.

     There exists a market in British Columbia, Canada, for a high-end, customer service driven security firm that employs only trained and licensed staff. If a client is paying top dollar for a service then it stands to reason that they should receive a commensurate product. Due to recent world and domestic events people are becoming more knowledgeable about security protocols. As potential clients become savvier they are less likely to be duped by the bottom feeders in the industry and more likely to embrace a firm that delivers what they promise and comports itself in an ethical and professional manner.

Product/Service Description

     Our primary product will be uniformed guards hired out on a contract basis to select clientele. All our staff will be fluent in English and will possess the requisite skills to handle whatever situation that might arise. We will only employ personnel that are properly trained, licensed and bonded. Contract security guards must carry a valid license at all times while on duty and clients will be encouraged to ask to see this license at any time.

     The basic goal of private, contract security is to protect people, property and information. This is done primarily through the use of high visibility patrols. These patrols, by uniformed staff, provide a deterrent factor to those that might target the client’s property. Our mandate will be “observe and report”. Current law does not support contract security staff using force or carrying weapons of any kind, however, all staff will be fully trained in use of force procedures and control tactics. These restrictions require security staff to possess a high level of communication skills as well as the ability to de-escalate a tense situation if needed. The stereotypical image of a security guard being all brawn and no brain is archaic and erroneous. Like modern policing, the modern security professional needs to be intelligent, proactive and trained in a variety of areas in order to properly meet the diverse needs of discriminating clients. We intend to provide such a level of service and will be committed to meeting and exceeding client expectations.

     Specifically we plan to implement two main revenue streams, static guards and mobile guards.

1. Static Guard

     A static guard is one who mans a post such as in an office building or a shopping mall. These guards will be billed on an hourly basis with the rate starting at C$23.00 per hour. There will be some variety in guard packages available which will be reflected in billing rates:

     Guard Profile A: This is referred to as a “high profile guard”. The uniform will consist of a bomber jacket, collared shirt, cargo pants and boots. This type of service will be used at sites where a high deterrent factor is required and there is a need for security to be readily apparent. Examples of this would be shopping malls, campuses, hospitals and community patrols. All of these uniforms will have company logos and multiple badges clearly identifying staff as security. This type of guard package will be the standard one provided by PSI and will be billed at the base rate.

     Guard Profile B: This is referred to as a “low profile guard”. This uniform will include a blazer, dress pants, dress shoes and a shirt and tie. Typically, this presentation will be used at sites such as office buildings, conventions, annual general meetings and other places where a more subtle approach is needed. Jackets will have logos visible to facilitate identification as security staff but they will not be as obvious as the “high profile” uniform. There is typically less of a demand for this service and billing will start at base and be discounted from there.

     Guard Profile C: This service will be very low key and the uniform is referred to as “business attire”. This consists of a conservative suit, shirt and tie with dress shoes. This format will be used when absolute discretion is required and will only be available to clients that truly need the service. There will be no logos or badges visible; instead staff will wear a discreet lapel pin identifying them as security personnel. This will only be available at a premium rate.

     All guards will be equipped with a communications device of some kind, either a cell phone or a radio, and will be able to contact supervisory staff at anytime. Other equipment will depend on the specific duty required and may impact on billing rates.

2. Mobile Guards

     There will be two different forms of mobile security available. The first will be mountain bike patrols and the second will be vehicle patrols. Typically, mountain bike patrols operate out of a base station and patrol areas nearby. They are somewhat limited in what equipment they can carry but they provide a rapid, professional response to a significant area. Vehicle patrols are able to carry much more equipment, cover a larger area and provide a wider scope of services.

There are two functions that Mobile will provide:

A) Patrols

     Often a client’s situation does not necessitate security staff on site 24/7. An effective compromise that will deliver a solid security presence is mobile patrols. Typically mobile patrols occur only after regular business hours. The client will specify, after consultation with PSI staff, when patrols are required. A time window, usually consisting of several hours, will be decided on and the mobile patrol, which may take only 20 – 30 minutes, will be conducted in that window at a different time every day. This random patrol allows all sensitive areas of the site to be checked on a daily, or more, basis without being readily predictable and, therefore, vulnerable to surveillance by criminals.

     Mobile patrols are often used in conjunction with a static guard. The static guard maintains site security during business hours and mobile patrols take over for the remainder of the night.

     Billing is dependant on how long it takes to patrol the site according to the client’s criteria. The standard is C$0.75 per minute with a minimum billing of 15 minutes which includes five minutes for travel time and five minutes for report writing.

B) Alarm/Crisis Response

     Alarm systems in the home and office are becoming very common. In many areas the police will not respond when the alarm is set off unless it has been verified by a third party to be an actual break and enter. Many people ask their neighbour or friend to respond and list them as the person to contact in case an alarm occurs. This could potentially result in a very dangerous situation. As well, there is no guarantee that the neighbour or friend is available when the alarm goes off.

     Instead of this uncertainty and potential danger it makes more sense to let a professional attend to the alarm. Mobile staff will attend, properly investigate the site and then either contact the authorities or whomever the client dictates depending on the situation. Our service will be available 24 hours a day and will deliver true peace of mind.

     Billing for alarm/crisis response will either be on a per attendance basis or as an ongoing security subscription. The attendance fee of C$50.00 allows for 30 minutes of on site time which is sufficient to conduct the majority of alarm investigations. Should the attendance require more time then any additional minutes will be billed at the patrol rate of C$0.75 per minute. If clients prefer they can be billed C$10.00 per month, with a minimum 1 year contract, which allows them three alarm investigations per year. If the investigation takes longer than 30 minutes then extra time is billed as above. Subsequent alarm investigations would be billed as an attendance.

     As well, PSI intends to have a private investigations division to facilitate specific requests from existing clients. This service will also be available to new clients on a limited basis, depending on current manpower commitments, but will not be a main focus of PSI. All investigations will be billed at approximately C$95.00 per hour.

     In order to better control quality and delivery of the product, PSI will also maintain an accredited security training facility. The main courses that will be taught will be the required Basic Standards Training 1 and 2 that all contract guards must pass in order to be licensed. Other courses will be offered to clients according to their needs and special courses can be designed to meet specific requirements. These courses will be billed on a per course basis that will be determined later.

Competitive Factors

     The contract security officer services industry is intensely competitive. We directly compete with companies that are national and international in scope and most of our competitors have significantly greater personnel, financial, technical and marketing resources than we do. They generate greater revenues and have greater name recognition than we do. On a national front, the recent trend toward consolidation in our industry will likely lead to increased competition from these companies. We also compete with smaller local and regional companies that may have better knowledge of the local conditions in their regions, are better known locally and are better able to gain customers in their regions. There are relatively low barriers to entry into the contract security services industry, and we expect to face additional competition from new entrants into the contract security officer services industry. In addition, it has become more common for customers to select security service providers through competitive bid processes intended to procure quality services at lower prices. Some of our competitors may be willing to provide services at lower prices, accept a lower profit margin or expend more capital in order to obtain or retain business. There can be no assurance that we will be able to retain customer accounts that we are initially successful in attracting in an increasingly competitive market. In addition, there can be no assurance that we will be able to acquire new customer accounts and retain existing customer accounts on terms as favorable as those previously available, and if we are unable to do so our business will be adversely affected.

     We are a very small company and other companies operating in this industry are more established and have greater resources to conduct their business. We were incorporated on November 27, 2006 and our operations are not well established. Our resources at the present time are limited. As a result of continuing losses, we may exhaust all of our resources and be unable to execute our business plan.

     The contract security industry is either fragmented, regionalized, or a large national conglomerate. Our competitive position within the industry is negligible in light of the fact that we have not started our operations. Older, well-established security companies with records of success will attract qualified clients away from us. Since we have not started operations, we cannot compete with them on the basis of reputation. We do expect to compete with them on the basis of pricing and level and standard of service. We intend to be able to attract and retain customers by becoming a high-end customer service driven security firm that employs only trained and licensed staff. If a client is paying top dollar for a service then it stands to reason that they should receive a commensurate product. We intend to be a firm that delivers what they promise and comports itself in an ethical and professional manner.

Insurance

     Liability insurance is not required for our security business and we do not have insurance. Although it is not required, we are intending to obtain liability insurance and will be contacting brokers to evaluate the cost and extent of coverage.

Government Regulation

     We are not currently subject to direct federal, state or local regulation other than regulations applicable to businesses generally or directly applicable to the security business. Under the Private Investigators and Security Agencies Act of British Columbia, we are required to maintain a Surety Bond of C$5,000.

Employees and Employment Agreements

     At present, we have no employees, other than our sole officer and director, Charles Payne, B.A. Mr. Payne began his career in private security in the Lower Mainland in 1980 and has worked continuously in this industry since then. He has been employed by many of the top firms operating in Vancouver, British Columbia and possesses significant industry experience both as a manager and as a guard. Mr. Payne also was a fully licensed private investigator for over 12 years and has been involved in security training as a Smith and Wesson Defensive Tactics Instructor and a Pressure Point Control Tactics Instructor since 1992. Possessing a strong martial arts background, he has also been a Basic Standards Training (BST) 1 and 2 Instructor since the program began in British Columbia in 1997. After managing over 49 staff in Vancouver’s largest mobile security division, Mr. Payne moved to full time security training at a career college for over three years. He has now brought his extensive experience in all facets of manpower security to Principle Security International and will be in charge of daily operations.

     He is currently being paid C$2,000 per month. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to Mr. Payne. Mr. Payne will handle our administrative duties.

Research and Development Expenditures

     We have not incurred any research or development expenditures since our incorporation.

Subsidiaries

     Principle Security International Incorporated is our wholly owned subsidiary that was incorporated in British Columbia, Canada on November 29, 2006.

Office

     We lease our office space at Unit B - 2015 Burrard Street, Vancouver, BC V6J 3H4 from Prominex Financial Services Ltd. pursuant to a written lease. The term of the lease is from April 1, 2007 to March 31, 2008 and our monthly rent is $500.00.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     This section of the prospectus includes a number of forward- looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

     We are a start-up, developmental stage corporation and have not yet generated or realized any revenues from our business activities.

     Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin to implement our business plan and begin to provide our security guard services. Accordingly, we must raise cash from sources other than the sale of our services. Our only other source for cash at this time is investment by others.

Plan of Operation

     Our business plan is to become a manpower oriented security provider. Now that we have completed our initial financing we will be moving forward with the necessary logistical requirements. This includes many different components which must all comply with Provincial legislation governing security companies including the design and creation of company identifying logos and badges, the ordering of uniforms and equipment, creation and placement of job postings and the subsequent interviews, specialized industry training if necessary, customer application to security product suppliers and the procurement of manpower contracts. We must have most of these components in place before a single guard can begin work due to licensing requirements.

     The initial strategy is to obtain one or two static guard sites. We do not intend to hire any employees until we have secured our first contract. This will form a core for our company that will generate cash flow and allow the establishment of a basic guard force, which will include mainly part-time employees in order to minimize overtime expenditures and maximize effective response. The main target market for this service will be any building that currently has a guard service. Most sites put contracts up for tender when the arrangement with their current security provider expires. In addition to tenders, a salesperson will be retained, initially on a straight commission basis, to perform cold calls and follow up on leads.

     Once we are successful in securing the core static sites, the next product offered will be mobile patrols and alarm/crisis response. First, a mobile supervisor will be hired in order to ensure proper delivery of the main service. In addition to supervisory duties, this person will be able to conduct patrols and respond to alarm calls. This allows for the inclusion of mobile patrol while offsetting somewhat the significant initial expenditure for a mobile unit. More units can be added as business opportunities present themselves. The target market for this business stream is alarm monitoring companies, small businesses, strip malls and homeowners.

     The third product that will be offered by PSI will be Private Investigations. The primary market for this in British Columbia is fraud investigations through the Insurance Corporation of British Columbia (ICBC) and the Worker’s Compensation Board (WCB). In order to conduct such investigations it is required that each private investigator (PI) and the private investigation company be vetted through these agencies own special investigative units (SIU). Once the vetting process is complete, a vendor number is issued and the company can now pursue contracts. Other private investigative services will be offered on a limited per case basis mainly to existing clientele. Through our President, Charles Payne, we currently have relationships with accredited PIs who are available immediately if needed as subcontractors.

     As a further revenue stream, we also intend to offer training of security personnel. This is a requirement for contract security guards in British Columbia and there currently exists a market for these services. There are application procedures that must be completed first and this process is ongoing. The main strength in having the capability of providing required training is that it allows for a faster response to manpower issues by training the personnel in house. As well, we intend to offer specific training courses tailored to the client’s requests. For example: campus security, film security, hospital security, hotel security, office tower security etc. We anticipate that the basic services that we plan to offer will be in place before the training school concept is pursued.

     We were incorporated on November 27, 2006. On November 29, 2006 we incorporated our wholly owned subsidiary in Canada to conduct our business operations in the Greater Vancouver area. On December 15, 2006 we obtained our Surety Bond in the amount of C$5,000 as required by the Private Investigators and Security Agencies Act. This bond enabled us to make application for a security business license. On January 3, 2007, we were granted our security business license. This license is valid until January 2, 2008. This license enables us to carry on a business in the categories of “private investigator” and “security patrol”. On April 1, 2007 we began to set up our office and initiate work on our basic web page under the URL address www.principlesecurity.ca.

     We are currently making application to our suppliers and designing and ordering our corporate logos. We are finalizing the designs of our uniforms.

     Over the next twelve months, we intend to accomplish the following:

     1.    Continue to establish our office and acquire the equipment we need to begin operations.  We have allocated $11,500 for the continued setup of the business. This includes office rent, telephone and internet expenses, signage, office furniture and miscellaneous expenditures.

     2.    Complete our web page. We plan to complete our web page under the URL address www.principlesecurity.ca. We anticipate that it will cost $500 to set up our webpage. Most of the design and set up will be done by our sole officer and director. We do not intend to hire any employees until we have secured our first contract. Our sole officer will be compensated for his administrative and consulting services to the Company and paid $24,000 over the next twelve months. We anticipate continuing to pay $2,000 per month until we are profitable.

     3.    Once the website is fully functional we intend to hire a salesperson and focus on marketing and advertising. We expect that it will cost $500 to hire our salesperson and we have allocated $3000 for advertising expenses. Once we have secured our first contract, we will hire employees and set up the first and second static sites and first mobile unit.

     4.    Establish our first and second static sites and first mobile unit. Once we have secured our first contract and then hired employees, we will set up the first and second static sites followed by the first mobile unit. We expect that the initial start up fees will cost $9,800. Costs will include licensing fees and uniforms for both divisions and vehicle lease payments along with vehicle insurance for the first mobile unit.

     We anticipate that we will generate revenues as soon as we acquire our first contract. Once we are successful in launching the core static sites and first mobile unit, more units can be added as business opportunities present themselves.

     We will not be conducting any research. We are not going to buy or sell any property or significant equipment during the next twelve months.

     If we cannot generate sufficient revenues to continue our operations, we may use up all of our available capital and will need to seek additional financing. We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our activities.

Limited Operating History; Need for Additional Capital

     There is no historical financial information about us upon which to base an evaluation of our performance. We are a development stage corporation and have not generated any revenues. We cannot guarantee we will be successful in our business activities. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the implementation of our business plan, and possible cost overruns due to price and cost increases in services.

     To become profitable and competitive, we must we attract, hire and train suitable security guards and personnel. We must source out customers to buy our services and then be able to provide those services at a profit to us. If we are unable to operate our business profitably, we may use up all of our available capital and will need to seek additional financing. We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our activities. Equity financing could result in additional dilution to existing shareholders.

     We believe that we should have sufficient funds for us to accomplish what we have set out in our initial Plan of Operation. We do not intend to hire employees until we have secured our first contract. Every effort will be taken to ensure standards will always take precedence over profits. Specifically this means that growth will be strategic and measured. This mindset allows for a stable operation that meets the client’s needs without becoming overextended manpower-wise which is the demise of many security providers.

Results of Activities

From Inception to August 31, 2007

     We were incorporated on November 27, 2006. On November 29, 2006 we incorporated our wholly owned subsidiary in Canada to conduct our business operations in the Greater Vancouver area. On December 15, 2006 we obtained our Surety Bond in the amount of C$5,000 as required by the Private Investigators and Security Agencies Act. This bond enabled us to make application for a security business license. On January 3, 2007, we were granted our security business license. This license is valid until January 2, 2008. This license enables us to carry on a business in the categories of “private investigator” and “security patrol”. On April 1, 2007 we began to set up our office and to initiate work on our basic web page under the URL address www.principlesecurity.ca.

     We are currently making application to our suppliers and designing and ordering our corporate logos. We are finalizing the designs of our uniforms.

     Net cash from the sale of shares from inception on November 27, 2006 to August 31, 2007 was $78,700. As at August 31, 2007 we have an accumulated deficit of $37,703. This includes attorney fees of $10,000 paid to Conrad C. Lysiak in connection with the preparation of our incorporation and this registration statement, $1,039 in legal fees for the incorporation of our subsidiary, $9,154 paid to our sole officer and director, $2,250 in office rent, $2,305 in costs relating to the start-up of the security business, $1,450 for transfer agent and filing fees, $6,584 in audit fees and $4,921 in general office expenses.

Liquidity and Capital Resources

     As of the date of this prospectus, we have yet to generate any revenues from our business activities.

     On November 28, 2006, we issued 2,500,000 shares of common stock through a private placement pursuant to section Regulation S of the Securities Act of 1933 to our sole officer and director, Mr. Charles Payne in consideration of $2,500. The shares were sold to a non-US person and all transactions closed outside the United States of America. This was accounted for as a purchase of shares of common stock.

     On February 23, 2007, we completed a private placement of 5,800,000 shares of common stock pursuant to Reg. S of the Securities Act of 1933 and raised $43,500. All of these shares were sold to non-US persons and all transactions closed outside the United States of America. This was accounted for as a purchase of shares of common stock.

     On May 8, 2007, we completed a second private placement of 218,000 shares of common stock pursuant to Reg. S of the Securities Act of 1933 and raised $32,700. All of these shares were sold to non-US persons and all transactions closed outside the United States of America. This was accounted for as a purchase of shares of common stock.

     As of August 31, 2007 our total assets were $48,796 and our total liabilities were $7,799.

MANAGEMENT

Officers and Directors

     Our sole director and officer is Charles Payne. In the future, we may have more than one officer and director. Pursuant to our bylaws, each director is elected by the stockholders to a term of one year and serves until his or her successor is elected and qualified. Each officer is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

     The name, age and positions of our sole officer and director is set forth below:

Name	Age	Position Held

Charles Payne	45	President, Principal Executive and Financial Officer, Principal
		Accounting Officer, Treasurer, Secretary and Director

     Our sole director will serve until our next annual meeting of the stockholders or unless he resigns earlier. The Board of Directors elects officers and their terms of office are at the discretion of the Board of Directors.

Background of officers and directors

     Mr. Charles Payne, age 45, has been our President, Principal Executive and Financial officer, Principal Accounting officer, Secretary, Treasurer and sole member of the Board of Directors since our inception on November 27, 2006. Charles Payne graduated from the University of British Columbia in 1987 with a Bachelor of Arts degree in International Relations.

     Prior to founding Principle Security International, Inc., Mr. Payne has been involved in the Security and Investigations industry in the Greater Vancouver, British Columbia area since 1980 in a variety of capacities including private investigator, skip tracer (an unlicensed investigator, employed by a collection agency who is responsible for locating debtors and forwarding their contact information to the collection agency) for D. Appleton and Associates (May 1993-July 1994) and PDQ Skip Tracing (July 1994 – December 1994) and as a protective services operative agent for Intercon Security Limited (1989 through 2006).

     He possesses extensive experience in basic guard services and mobile alarm/crisis response, both as a manager and an employee.

     From April 2001 to March 2004, Mr. Payne was the assistant chief education officer for Hilltop Security Academy; in Surrey, British Columbia, Canada. Mr. Payne taught both the mandatory security courses, basic standards training, and advanced courses in private investigation, close protection and loss prevention.

     From April 2004 to October 2004, Mr. Payne was employed as the manager of training, BC for Paladin Security Group in Burnaby, British Columbia, Canada. Mr. Payne’s main duty was the instruction of mandatory security courses for all new staff and the design and implementation of new courses. He also provided staff evaluations and new employee orientation.

     Mr. Payne has acted as a private security consultant in Alberta, Canada from October 2004 to November 2005, where he provided confidential security services for several private clients.

     From November 2005 to present, Mr. Payne has been acting as an independent security personnel contractor for a variety of film production companies in the Greater Vancouver area in British Columbia, Canada.

     Other than our board of directors, Mr. Payne has not been a member of the board of directors of any corporations during the last five years.

     During the past five years, Mr. Payne has not been the subject of the following events:

     1. Any bankruptcy petition filed by or against any business of which Mr. Payne was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

     2. Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.

     3. An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Mr. Payne’s involvement in any type of business, securities or banking activities.

     4. Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Audit Committee Financial Expert

     We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because we are only beginning our commercial operations, at the present time, we believe the services of a financial expert are not warranted.

Conflicts of Interest

     There are no foreseeable conflicts.

EXECUTIVE COMPENSATION

     The following table sets forth information with respect to compensation paid by us to our sole officer from inception on November 27, 2006 through to August 31, 2007. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table

Change in
Pension
						Non-	Value and
						Equity	Nonqualified
						Incentive	Deferred	All
						Plan	Compen-	Other
Name and				Stock	Option	Compen-	sation	Compen-
Principal		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Total
Position	Year	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Charles Payne	2007	9,154	0	0	0	0	0	0	9,154
President, Treasurer,	2006	0	0	0	0	0	0	0	0
Secretary, Principal	2005	0	0	0	0	0	0	0	0
Accounting Officer

      For the fiscal year ended May 31, 2007 we paid our President C$2,000 each for the months of April and May. For the period ending August 31, 2007 we continued to pay our President C$2,000 per month and we anticipate continuing to pay C$2,000 per month until we are profitable.

     We have no employment agreements with any of our officers. We do not contemplate entering into any employment agreements until such time as we begin profitable operations.

     The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officers.

Long-Term Incentive Plan Awards

     We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

     The following table sets forth information with respect to compensation paid by us to our sole director from inception on November 27, 2006 through to August 31, 2007. :

Director Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Change in
Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified	All
	or			Incentive	Deferred	Other
	Paid in	Stock	Option	Plan	Compensation	Compen-
	Cash	Awards	Awards	Compensation	Earnings	sation	Total
Name	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
Charles Payne	0	0	0	0	0	0	0

Our directors do not receive any compensation for serving as members of the board of directors. We have no plans to pay any directors compensation in 2008.

Indemnification

     Pursuant to the Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

     Regarding indemnification for liabilities arising under the Securities Act of 1933, as amended, which may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by our sole officer and director and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholders listed below have direct ownership of his/her shares and possess voting and dispositive power with respect to the shares. Our office address is at Unit B – 2015 Burrard Street, Vancouver, British Columbia, Canada V6J 3H4 and our telephone number is (778) 233-3562.

	Direct Amount of		Percent
Name of Beneficial Owner	Beneficial Owner	Position	of Class
Charles Payne		President, Principal Executive and
	2,500,000	Financial Officer, Secretary/Treasurer,	29.35%
		Principal Accounting Officer and
		Director

All Officers and Directors as a
Group (1 Persons)	2,500,000		29.35%

Securities authorized for issuance under equity compensation plans.

     We have no equity compensation plans.

Selling Shareholders

     The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares.

				Percentage of shares
				owned after the
	Total number of	Percentage of	Number of	offering assuming
	shares owned	shares owned	shares being	all of the shares are
Name	prior to offering	prior to offering	offered	sold in the offering

Emanouel Bagiaros	350,000	4.11%	350,000	0%
Anastasios Chatzipavlou	12,500	0.15%	12,500	0%
Despina Chatzipavlou	4,170	0.05%	4,170	0%
Diogenis Chatzipavlou	16,667	0.20%	16,667	0%
Garifalia Chatzipavlou	12,500	0.15%	12,500	0%
Mihalis Chatzipavlou	16,667	0.20%	16,667	0%
Nikolaos Chondroudakis	7,500	0.09%	7,500	0%
Mehalena Chrisanthi	350,000	4.11%	350,000	0%
Lemonia Demertsi	400,000	4.70%	400,000	0%
Kostas Gerogiannis	325,000	3.82%	325,000	0%

Maria Kapetanaki	16,667	0.20%	16,667	0%
Sabine Kaiser	9,167	0.11%	9,167	0%
Fotios Karageorgiou	325,000	3.82%	325,000	0%
Kostantinos Karageorgiou	13,887	0.16%	13,887	0%
Onofrios Karageorgiu	13,887	0.16%	13,887	0%
Maria Korda	400,000	4.70%	400,000	0%
Konstantinos Kordas	16,667	0.20%	16,667	0%
Alexandra Langer	6,500	0.08%	6,500	0%
Giannis Moshonas	325,000	3.82%	325,000	0%
Zafiro Nikolakaina	9,167	0.11%	9,167	0%
Adraias Nikolakainas	6,500	0.08%	6,500	0%
Nikolaos Nikolakainas	13,887	0.16%	13,887	0%
Agoritsa Papakosta	275,000	3.23%	275,000	0%
Evangelia Papakosta	275,000	3.23%	275,000	0%
Kostas Papakostas	400,000	4.70%	400,000	0%
Spiros Papakostas	375,000	4.40%	375,000	0%
Penelope Piterou	400,000	4.70%	400,000	0%
Petros Prevenzanos	8,333	0.10%	8,333	0%
Niki Prevezanou	400,000	4.70%	400,000	0%
Christopher Psagoraris	200,000	2.35%	200,000	0%
Georgios Sakantaris	16,667	0.20%	16,667	0%
Saterios Stathakis	375,000	4.40%	375,000	0%
Marianne Ulrich-Karageorgiou	325,000	3.82%	325,000	0%
Kostas Vlassopoulos	300,000	3.52%	300,000	0%
Angela Vlassopoulou	16,667	0.20%	16,667	0%
Total	6,018,000	70.65%	6,018,000

     There are no relationships between Charles Payne, our sole officer and director and the shareholders other than as friends and business associates and their family and friends.

     None of the selling shareholders are broker/dealers or affiliated with broker/dealers.

     All of the issued and outstanding shares of common stock were issued pursuant to Reg. S of the Securities Act of 1933. All of the sales took place outside the United States of America with non-US persons.

     The following is a summary of the issuances of all shares pursuant to Reg. S of the Act.

a)	On November 28, 2006, we issued 2,500,000 shares of common stock to Mr. Charles Payne in consideration of $ 0.001 per share or a total of $2,500.
b)	On February 23, 2007, we issued 5,800,000 shares of common stock to 17 individuals for consideration of $0.0075 per share for a total of $43,500.
c)	On May 8, 2007, we issued 218,000 shares of common stock to 18 individuals in consideration of $0.15 per share for a total of $32,700.

     The 6,018,000 shares so issued under part (b) and (c) are being registered in this offering.

Future Sales of Shares

     A total of 8,518,000 shares of common stock are issued and outstanding. Of the 8,518,000 shares outstanding, all are restricted securities as defined in Rule 144 of the Securities Act of 1933. 6,018,000 are being offered for sale by the selling shareholders in this offering.

     Shares purchased in this offering, will be immediately resalable without restriction of any kind.

DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 100,000,000 shares of common stock, $0.00001 par value per share and 100,000,000 shares of preferred stock, $0.00001 par value per share.

Common Stock

The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

     We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Preferred Stock

     We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares are at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Non-cumulative voting

     Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash dividends

     As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-takeover provisions

     There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

     After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock transfer agent

     Our stock transfer agent for our securities is Signature Stock Transfer, Inc., 2301 Ohio Drive, Suite 100, Plano, Texas 75093 and its telephone number is (972) 612-4120.

CERTAIN TRANSACTIONS

     We issued 2,500,000 shares of common stock to Mr. Charles Payne, our sole officer and director in November 2006, in consideration of $2,500.

LITIGATION

     We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

     Our financial statements for the period from inception to May 31, 2007 included in this prospectus have been audited by Vellmer & Chang, Independent Public Accountants, 815 Hornby Street, Suite 505, Vancouver, British Columbia V6Z 2E6.

LEGAL MATTERS

     Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

     Our fiscal year end is May 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by a firm of Independent Public Accountants.

     Audited financial statements for November 27, 2006 (inception) to May 31, 2007 and unaudited financial statements for the period ending August 31, 2007 immediately follow:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders of
Principle Security International, Inc.
(A Development Stage Company)

We have audited the accompanying consolidated balance sheet of Principle Security International, Inc. as at May 31, 2007 and the related consolidated statements of operations, stockholders’ equity and cash flows for the period from inception on November 27, 2006 to May 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of Principle Security International, Inc. as at May 31, 2007 and the results of its operations and its cash flows for the period from inception on November 27, 2006 through to May 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s business is in the development stage and has not generated any revenue to date. At May 31, 2007 the Company has limited cash resources and will likely require new financing, either through issuing shares or debt, to continue the development of its business. These factors together raise substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are also discussed in Note 1. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

VELLMER & CHANG
Vancouver, Canada	Vellmer & Chang
August 23, 2007	Chartered Accountants

PRINCIPLE SECURITY INTERNATIONAL, INC.
(A Development Stage Company)
Consolidated Balance Sheet
(Stated in US Dollars)

May 31,
As at	2007
$

ASSETS

Current
Cash and cash equivalents	59,309
Goods and services tax recoverable	158

59,467
Equipment – net of $41 depreciation	2,045

Total Assets	61,512

LIABILITIES

Current
Accounts payable and accrued liabilities	2,124
Advances from a related party (Note 4)	20

Total Liabilities	2,144

STOCKHOLDERS’ EQUITY

Preferred Stock: $0.00001 par value; authorized 100,000,000 preferred shares; none issued

Common Stock: $0.00001 par value; authorized 100,000,000 common	85
shares; 8,518,000 shares issued and outstanding
(Note 5)

Additional paid-in capital	78,615

Deficit Accumulated During the Development Stage	(19,332)

Total Stockholders’ Equity	59,368

Total Liabilities and Stockholders’ Equity	61,512

NOTE 1 – ORGANIZATION AND CONTINUANCE OF OPERATIONS

See accompanying Notes to the Consolidated Financial Statements

PRINCIPLE SECURITY INTERNATIONAL, INC.
(A Development Stage Company)
Consolidated Statement of Operations
(Stated in US Dollars)

November 27, 2006
(Date of Inception) to
May 31,
2007
$

Revenue	-

General and Administrative Expenses

Accounting and administration	150
Transfer agent and filing fees	495
Consulting fees	3,482
Depreciation	41
Bank charges	395
Legal fees	10,837
Security supplies, uniforms, general	1,469
Office rent	1,305
Office expenses	623
Marketing and advertising	156
Loss (gain) on foreign exchange	379

Net Loss for the Period	(19,332)

Basic and Diluted Loss Per Share	(0.00)

Weighted Average Number of
Shares Outstanding	5,599,535

See accompanying Notes to the Consolidated Financial Statements

PRINCIPLE SECURITY INTERNATIONAL, INC.
(A Development Stage Company)
Consolidated Statement of Stockholder’s Equity
(Stated in US Dollars)

From Inception on November 27, 2006 to May 31, 2007:

				Deficit
				Accumulated
			Additional	During the	Total
	Common Stock		Paid-In	Development	Stockholders’
	Shares	Amount	Capital	Stage	Equity
		$	$	$	$

Common stock issued for cash,	2,500,000	25	2,475	-	2,500
November 28, 2007, to an officer
and director at $0.001 per share

Common stock issued for cash,
February 23, 2007, at $0.0075 per	5,800,000	58	43,442	-	43,500
share

Common stock issued for cash,
May 8, 2007 at $0.15 per share	218,000	2	32,698	-	32,700

Net loss for the period	-		-	(19,332)	(19,332)

Balance, May 31, 2007	8,518,000	85	78,615	(19,332)	59,368

See accompanying Notes to the Consolidated Financial Statements

PRINCIPLE SECURITY INTERNATIONAL, INC.
(A Development Stage Company)
Consolidated Statement of Cash Flows
(Stated in US Dollars)

November 27, 2006
(Date of Inception) to
May 31,
2007
$
Cash provided by (used in):

Operating Activities

Loss from operations	(19,332)

Items not requiring cash outlay
Amortization	41
Cash provided by (used in) operating
assets and liabilities:
Goods and services tax recoverable	(158)
Accounts payable and accrued liabilities	2,124
Advances from related parties (Note 4)	20

Net cash used in operating activities	(17,305)

Investing Activities

Purchase of computer equipment	(2,086)

Net cash used in investing activities	(2,086)

Financing Activities

Common stock issued for cash	78,700

Net cash provided by financing activities	78,700

Increase in cash and cash equivalents	59,309

Cash and cash equivalents at beginning of period	-

Cash and cash equivalents at end of period	59,309

Supplementary Disclosure of
Statements of Cash Flows Information

Interest Paid	-
Foreign Exchange Loss	379
Income Taxes (Note 6)	-

See accompanying Notes to the Consolidated Financial Statements

PRINCIPLE SECURITY INTERNATIONAL, INC.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
May 31, 2007

Note 1 – Organization and Continuance of Operations

The Company was incorporated under the laws of Nevada, on November 27, 2006. The Company is a development stage company that has recently commenced its intended operations to provide security guard and other related security services. The Company intends to conduct its business through its wholly owned subsidiary, Principle Security International Incorporated, a company incorporated in Canada.

These financial statements represent the presentation on a consolidated basis of the accounts of the Company and its wholly owned subsidiary, Principle Security International Incorporated, a company incorporated under the laws of British Columbia, Canada on November 29, 2006.

The Company’s business is in the development stage. To date, the Company has not generated any revenue. The Company has limited cash resources and will likely require new financing, either through issuing shares or debt to continue the development of its business. Management intends to offer for sale additional common stock, however, there can be no assurance that it will be successful in raising the funds necessary to maintain operations, or that a self-supporting level of operations will ever be achieved. The likely outcome of these future events is indeterminable. These factors together raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustment to reflect the possible future effect on the recoverability and classification of the assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Note 2 – Principles of Consolidation

The consolidated financial statements include the accounts of Principle Security International, Inc. and Principle Security International Incorporated. All inter-company transactions and liabilities have been eliminated on consolidation.

Note 3 - Summary of Significant Accounting Policies

(a)	Basis of Accounting

These audited financial statements have been prepared in accordance with the generally accepted accounting principles in the United States of America, and are presented in United States dollars.

(b)	Year End

The Company’s fiscal year end is May 31.

(c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

As at May 31, 2007 the Company has cash and cash equivalents in the amount of $US 55,791 which are over the insured limit. As at the same date, the Company has $ nil of cash equivalents.

PRINCIPLE SECURITY INTERNATIONAL, INC.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
May 31, 2007

Note 3 - Summary of Significant Accounting Policies (continued)

(d)	Impairment of Long-Live Assets and Long-Live Assets to be Disposed of

The Company has adopted the provisions of SFAS No. 144 “Accounting for the Impairment of Long- Lived Assets to be Disposed of”. SFAS No. 144 established procedures for review of recoverability, and measurement of impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 144 also requires that long-lived assets to be disposed of other than by sale shall continue to be classified as held and used until disposal.

Further, SFAS No. 144 specifies the criteria for classifying long-lived assets as “held for sale” and requires that long-lived assets to be disposed of by sale be reported as the lower of carrying amount or fair value less estimated selling costs. Management believes that there has not been any impairment of the Company’s long-lived assets as at May 31, 2007.

(e)	Equipment

Equipment is recorded at cost on acquisition.

Amortization is provided for on a declining balance basis over the estimated useful lives of the assets at the following annual rates:

Computer software and hardware	33%
Furniture and fixtures	20%

(f)	Advertising Costs

All advertising costs, including production and media broadcasts are expensed as incurred. In the period ended May 31, 2007 there was $156 in advertising and marketing expenses incurred.

(g)	Foreign Currency Translation

The Company's functional currency is the United States dollar. Some transactions occur in Canadian currency, and management has adopted SFAS No. 52, “Foreign Currency Translation”. Monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at rates of exchange in effect at the balance sheet date. Non-monetary assets, liabilities and items recorded in income arising from transactions denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Gains and losses arising on foreign currency translation are included in operations in the period in which they are incurred.

PRINCIPLE SECURITY INTERNATIONAL, INC.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
May 31, 2007

Note 3 - Summary of Significant Accounting Policies (continued)

(h)	Comprehensive Income (Loss)

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive income (loss) and its components in the financial statements. Comprehensive income (loss) consists of net income (loss) and other gains and losses affecting stockholder’s equity that, under United States of America generally accepted accounting principles, are excluded from net income (loss), such as unrealized gains and losses on investments available for sale, foreign currency translation gains and losses and minimum pension liability. As at May 31, 2007, the Company has no items that represent comprehensive income (loss) and, therefore, has not included a schedule of comprehensive income (loss) in the financial statements.

(i)	Income Taxes

The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. In estimating future tax consequences, all expected future events other than enactment of changes in the tax laws or rates are considered.

Due to the uncertainty regarding the Company’s future profitability, the future tax benefits of its losses have been fully reserved for and no net tax benefit has been recorded.

(j)	Basic and Diluted Net Income (Loss) per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

(k)	Financial Instruments

The fair value of cash and cash equivalents, accounts payable and accrued liabilities and advances from a related party were estimated to approximate their carrying values due to the immediate short-term maturity of these financial instruments.

PRINCIPLE SECURITY INTERNATIONAL, INC.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
May 31, 2007

Note 3 - Summary of Significant Accounting Policies (continued)

(k)	Financial Instruments (continued)

Financial instruments that potentially subject the Company to credit risk consist principally of cash. Management does not believe the Company is exposed to significant credit risk.

Management, as well, does not believe the Company is exposed to significant interest rate risks during the period presented in these financial statements.

The accompanying financial statements do not include any adjustments that might result from the eventual outcome of the risks and uncertainties described above.

(l)	Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.

(m)      Recent Accounting Pronouncements

The Financial Accounting Standards Board (FASB) has recently issued Statement of Financial Accounting Standard (SFAS) No. 155 to No. 159 but they will not have any relationship to the current operations of the Company. Therefore, a description and its impact on the Company’s operation and financial position for each have not been disclosed.

Note 4 – Advances from a Related Party

A director and officer of the Company is owed $20 for expenses paid on behalf of the Company. The amount due is non-interest bearing, has no stated terms of repayment and is unsecured.

Note 5 – Common Stock

The common stock is not subject to warrants, agreements or options at May 31, 2007.

PRINCIPLE SECURITY INTERNATIONAL, INC.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
May 31, 2007

Note 6 - Income Taxes

No provision for income taxes has been made for the periods presented as the Company has incurred net losses.

The potential benefit of net operating loss carry forwards has not been recognized in the financial statements since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years. The components of the net deferred tax asset, the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are as follows:

May 31, 2007
$

Net operating loss carry forwards (expiring in 2027)	19,332

Statutory tax rate	15% - 34.5%

Deferred tax assets	4,500

Less: Valuation allowance	(4,500)

Net deferred tax assets	-

Note 7 – Commitment

The Company has entered into an agreement to pay $US 20,000 to its legal counsel for preparing its Form SB-2 Registration Statement, $US 10,000 of which has been paid, and $10,000 of which is due when the Registration Statement has been declared effective by the Securities and Exchange Commission (USA).

PRINCIPLE SECURITY INTERNATIONAL INC.
(A Development Stage Company)
Consolidated Balance Sheets (Unaudited)
(Stated in US Dollars)

As at	August 31,	May 31,
	2007	2007
	$	$

ASSETS

Current
Cash and cash equivalents	46,341	59,309
Goods and services tax recoverable	501	158
	46,842	59,467

Equipment – net of $132 depreciation	1,954	2,045

Total Assets	48,796	61,512

LIABILITIES
Current
Accounts payable and accrued liabilities	7,779	2,124
Advances from a related party (Note 4)	20	20

Total Liabilities	7,799	2,144

STOCKHOLDERS’ EQUITY

Preferred Stock: $0.00001 par value; authorized 100,000,000 preferred shares; none issued

Common Stock: $0.00001 par value; authorized 100,000,000 common	85	85
shares; 8,518,000 shares issued and outstanding
(Note 5)

Additional Paid-In Capital	78,615	78,615

Deficit Accumulated During the Development Stage	(37,703)	(19,332)

Total Stockholders’ Equity	40,997	59,368

Total Liabilities and Stockholders’ Equity	48,796	61,512

NOTE 1 – ORGANIZATION AND CONTINUANCE OF OPERATIONS

See accompanying Notes to the Consolidated Financial Statements

PRINCIPLE SECURITY INTERNATIONAL INC.
(A Development Stage Company)
Consolidated Statements of Operations (Unaudited)
(Stated in US Dollars)

		Cumulative From
	Three Month	November 27, 2006
	Period Ended	(Date of Inception)
	August 31,	to August 31,
	2007	2007
	$	$

Revenue	-	-

General and Administrative Expenses

Accounting and administration	900	1,050
Audit fees	6,584	6,584
Bank charges	89	484
Consulting fees	5,672	9,154
Depreciation	91	132
Legal fees	202	11,039
Marketing & Advertising	-	156
Office expenses	32	655
Office rent	945	2,250
Security supplies, uniforms, general	680	2,149
Telephone and internet fees	400	400
Transfer agent and filing fees	955	1,450
Vehicle Expense	1,863	1,863
Loss (gain) on foreign exchange	(42)	337

Net Loss for the Period	(18,371)	(37,703)

Basic and Diluted Loss Per Share	(0.00)

Weighted Average Number of
Shares Outstanding	8,518,000

See accompanying Notes to the Consolidated Financial Statements

PRINCIPLE SECURITY INTERNATIONAL INC.
(A Development Stage Company)
Consolidated Statement of Stockholder’s Equity (Unaudited)
(Stated in US Dollars)

From Inception on November 27, 2006 to August 31, 2007:

				Deficit
				Accumulated
			Additional	During the	Total
	Common Stock		Paid-In	Development	Stockholders’
	Shares	Amount	Capital	Stage	Equity
		$	$	$	$

Common stock issued for cash,	2,500,000	25	2,475	-	2,500
November 28, 2007, to an officer
and director at $0.001 per share

Common stock issued for cash,
February 23, 2007, at $0.0075 per	5,800,000	58	43,442	-	43,500
share

Common stock issued for cash,
May 8, 2007 at $0.15 per share	218,000	2	32,698	-	32,700

Net loss for the year ended
May 31, 2007	-	-	-	(19,332)	(19,332)

Balance, May 31, 2007	8,518,000	85	78,615	(19,332)	59,368

Net loss for the period ended
August 31, 2007	-	-	-	(18,371)	(18,371)

Balance, August 31, 2007	8,518,000	85	78,615	(37,703)	(40,997)

See accompanying Notes to the Consolidated Financial Statements

PRINCIPLE SECURITY INTERNATIONAL, INC.
(A Development Stage Company)
Consolidated Statements of Cash Flows (Unaudited)
(Stated in US Dollars)

		Cumulative From
	Three Month	November 27, 2006
	Period Ended	(Date of Inception)
	August 31,	to August 31,
	2007	2007
	$	$
Cash provided by (used in):

Operating Activities

Loss from operations	(18,371)	(37,703)

Items not requiring cash outlay
Amortization	91	132
Cash provided by (used in) operating
assets and liabilities:
Goods and services tax recoverable	(343)	(501)
Accounts payable and accrued liabilities	5,655	7,779
Advances from related parties	-	20

Net cash used in operating activities	(12,968)	(30,273)

Investing Activities

Purchase of computer equipment	-	(2,086)
Net cash used in investing activities	-	(2,086)

Financing Activities

Common stock issued for cash	-	78,700

Net cash provided by financing activities	-	78,700

Cash and cash equivalents at beginning of period	59,309	-

Cash and cash equivalents at end of period	46,341	46,341

Supplementary Disclosure of
Statements of Cash Flows Information

Interest Paid	-	-
Foreign Exchange Gain	(42)	337
Income Taxes (Note 6)	-	-

See accompanying Notes to the Consolidated Financial Statements

     PRINCIPLE SECURITY INTERNATIONAL INC.
(A Development Stage Company)
Notes to the Consolidated Financial Statements (Unaudited)
August 31, 2007

Note 1 – Organization and Continuance of Operations

The Company was incorporated under the laws of Nevada, on November 27, 2006. The Company is a development stage company that has recently commenced its intended operations to provide security guard and other related security services. The Company intends to conduct its business through its wholly owned subsidiary, Principle Security International Incorporated, a company incorporated in Canada.

These financial statements represent the presentation on a consolidated basis of the accounts of the Company and its wholly owned subsidiary, Principle Security International Incorporated, a company incorporated under the laws of British Columbia, Canada on November 29, 2006.

In the opinion of the Company’s management, all adjustments considered necessary for a fair presentation of these unuadited financial statements have been included and all such adjustments are of a normal, recurring nature. These unaudited interim financial statements should be read in conjunction with the audited financial statements and notes thereto as at May 31, 2007. Operating results for the three-month period ended August 31, 2007 are not necessarily indicative of the results that can be expected for the year ended May 31, 2008.

The Company’s business is in the development stage. To date, the Company has not generated any revenue. The Company has limited cash resources and will likely require new financing, either through issuing shares or debt to continue the development of its business. Management intends to offer for sale additional common stock, however, there can be no assurance that it will be successful in raising the funds necessary to maintain operations, or that a self-supporting level of operations will ever be achieved. The likely outcome of these future events is indeterminable. These factors together raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustment to reflect the possible future effect on the recoverability and classification of the assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Note 2 – Principles of Consolidation

The consolidated financial statements include the accounts of Principle Security International, Inc. and Principle Security International Incorporated. All inter-company transactions and liabilities have been eliminated on consolidation.

Note 3 - Summary of Significant Accounting Policies

(a)	Basis of Accounting

These audited financial statements have been prepared in accordance with the generally accepted accounting principles in the United States of America, and are presented in United States dollars.

(b)	Year End

The Company’s fiscal year end is May 31.

     PRINCIPLE SECURITY INTERNATIONAL INC.
(A Development Stage Company)
Notes to the Consolidated Financial Statements (Unaudited)
August 31, 2007

Note 3 - Summary of Significant Accounting Policies (continued)

(c) Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

As at August 31, 2007 the Company has cash and cash equivalents in the amount of $US 44,209 which are over the insured limit. As at the same date, the Company has $ nil of cash equivalents.

(d) Impairment of Long-Live Assets and Long-Live Assets to be Disposed of

The Company has adopted the provisions of SFAS No. 144 “Accounting for the Impairment of Long- Lived Assets to be Disposed of”. SFAS No. 144 established procedures for review of recoverability, and measurement of impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 144 also requires that long-lived assets to be disposed of other than by sale shall continue to be classified as held and used until disposal.

Further, SFAS No. 144 specifies the criteria for classifying long-lived assets as “held for sale” and requires that long-lived assets to be disposed of by sale be reported as the lower of carrying amount or fair value less estimated selling costs. Management believes that there has not been any impairment of the Company’s long-lived assets as at August 31, 2007.

(e) Equipment

Equipment is recorded at cost on acquisition.

Amortization is provided for on a declining balance basis over the estimated useful lives of the assets at the following annual rates:

Computer software and hardware	30%
Furniture and fixtures	20%

         (f)         Advertising Costs

                      All advertising costs, including production and media broadcasts are expensed as incurred. In the period ended August 31, 2007 there was $ nil in advertising and marketing expenses incurred.

PRINCIPLE SECURITY INTERNATIONAL INC.
(A Development Stage Company)
Notes to the Consolidated Financial Statements (Unaudited)
August 31, 2007

Note 3 - Summary of Significant Accounting Policies (continued)

(g)	Foreign Currency Translation

The Company's functional currency is the United States dollar. Some transactions occur in Canadian currency, and management has adopted SFAS No. 52, “Foreign Currency Translation”. Monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at rates of exchange in effect at the balance sheet date. Non-monetary assets, liabilities and items recorded in income arising from transactions denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Gains and losses arising on foreign currency translation are included in operations in the period in which they are incurred.

(h)	Comprehensive Income (Loss)

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive income (loss) and its components in the financial statements. Comprehensive income (loss) consists of net income (loss) and other gains and losses affecting stockholder’s equity that, under United States of America generally accepted accounting principles, are excluded from net income (loss), such as unrealized gains and losses on investments available for sale, foreign currency translation gains and losses and minimum pension liability. As at August 31, 2007, the Company has no items that represent comprehensive income (loss) and, therefore, has not included a schedule of comprehensive income (loss) in the financial statements.

(i)	Income Taxes

The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. In estimating future tax consequences, all expected future events other than enactment of changes in the tax laws or rates are considered.

Due to the uncertainty regarding the Company’s future profitability, the future tax benefits of its losses have been fully reserved for and no net tax benefit has been recorded.

PRINCIPLE SECURITY INTERNATIONAL INC.
(A Development Stage Company)
Notes to the Consolidated Financial Statements (Unaudited)
August 31, 2007

Note 3 - Summary of Significant Accounting Policies (continued)

(j)	Basic and Diluted Net Income (Loss) per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" (SFAS 128). SFAS 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

(k)	Financial Instruments

The fair value of cash and cash equivalents, accounts payable and accrued liabilities and advances from a related party were estimated to approximate their carrying values due to the immediate short-term maturity of these financial instruments. Financial instruments that potentially subject the Company to credit risk consist principally of cash. Management does not believe the Company is exposed to significant credit risk.

Management, as well, does not believe the Company is exposed to significant interest rate risks during the period presented in these financial statements.

The accompanying financial statements do not include any adjustments that might result from the eventual outcome of the risks and uncertainties described above.

(l)	Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.

(m)       Recent Accounting Pronouncements

The Financial Accounting Standards Board (FASB) has recently issued Statement of Financial Accounting Standard (SFAS) No. 155 to No. 159 but they will not have any relationship to the current operations of the Company. Therefore, a description and its impact on the Company’s operation and financial position for each have not been disclosed.

PRINCIPLE SECURITY INTERNATIONAL INC.
(A Development Stage Company)
Notes to the Consolidated Financial Statements (Unaudited)
August 31, 2007

Note 4 – Advances from and Transactions with a Related Party

A director and officer of the Company is owed $20 for expenses paid on behalf of the Company. The amount due is non-interest bearing, has no stated terms of repayment and is unsecured.

The Company paid $5,672 to its director and officer as consulting fees during the period ended August 31, 2007.

Note 5 – Common Stock

The common stock is not subject to warrants, agreements or options at August 31, 2007.

Note 6 - Income Taxes

No provision for income taxes has been made for the periods presented as the Company has incurred net losses.

The potential benefit of net operating loss carry forwards has not been recognized in the financial statements since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years. The components of the net deferred tax asset, the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are as follows:

	August 31, 2007	May 31, 2007
	$	$

Net operating loss carry forwards
(expiring in 2027)	37,703	19,332

Statutory tax rate	15% - 34.5%	15% - 34.5%

Deferred tax assets	10,500	4,500

Less: Valuation allowance	(10,500)	(4,500)

Net deferred tax assets	-	-

Note 7 – Commitment

The Company has entered into an agreement to pay $US 20,000 to its legal counsel for preparing its Form SB-2 Registration Statement, $US 10,000 of which has been paid, and $10,000 of which is due when the Registration Statement has been declared effective by the Securities and Exchange Commission (USA).

Until _______________, 2007, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1	Article XII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to our Form SB-2 registration statement.
2	Article X of the Bylaws of the company, filed as Exhibit 3.2 to our Form SB-2 registration statement.
3	Nevada Revised Statutes, Chapter 78.

     The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of the offering, all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$27.20
Printing Expenses	$500.00
Accounting fees/ Audit fees and Expenses	$7,000.00
Blue Sky Fees/Expenses	$1,000.00
Legal Fees/ Expenses	$20,000.00
Transfer Agent Fees	$700.00
Miscellaneous Expenses	$772.80
TOTAL	$30,000.00

ITEM 26.      RECENT SALES OF UNREGISTERED SECURITIES.

     Since inception, the registrant has sold the following securities, which were not registered under the Securities Act of 1933, as amended.

a)	On November 28, 2006, we issued 2,500,000 shares of common stock to Mr. Charles Payne in consideration of $ 0.001 per share or a total of $2,500.
b)	On February 23, 2007, we issued 5,800,000 shares of common stock to 17 individuals for consideration of $0.0075 per share for a total of $43,500.
c)	On May 8, 2007, we issued 218,000 shares of common stock to 18 individuals in consideration of $0.15 per share for a total of $32,700.

     We issued the foregoing 8,518,000 shares of common stock as restricted securities pursuant to Reg. S of the Securities Act of 1933 in that all of the sales took place outside the United States of America with non-US persons.

ITEM 27.      EXHIBITS.

     The following exhibits are filed with this Form SB-2 registration statement:

Exhibit No.	Document Description

3.1	Articles of Incorporation incorporated herein by reference to Exhibit 3.1 of the
Corporation’s Registration Statement on Form SB-2 dated August 27, 2007
3.2	Bylaws incorporated herein by reference to Exhibit 3.2 of the Corporation’s
Registration Statement on Form SB-2 dated August 27, 2007
4.1	Specimen Stock Certificate incorporated herein by reference to Exhibit 4.1 of the
Corporation’s Registration Statement on Form SB-2 dated August 27, 2007
5.1	Opinion of Conrad C. Lysiak, Attorney at Law incorporated herein by reference to
Exhibit 5.1 of the Corporation’s Registration Statement on Form SB-2 dated August
27, 2007
10.1	Lease Agreement between Principle Security International Incorporated and Prominex
Financial Services Ltd. incorporated herein by reference to Exhibit 10.1 of the
Corporation’s Registration Statement on Form SB-2/A-1 dated November 8, 2007
23.1	Consent of Vellmer & Chang, Independent Public Accountants incorporated herein by reference to Exhibit 23.1 of the Corporation’s Registration Statement on Form SB-2/A-1 dated November 8, 2007
23.2	Consent of Conrad C. Lysiak, Attorney at Law incorporated herein by reference to
Exhibit 23.2 of the Corporation’s Registration Statement on Form SB-2 dated August
27, 2007

ITEM 28.      UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	a.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b.

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Not withstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

	c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this amendment to Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada on this 26th day of November, 2007.

PRINCIPLE SECURITY INTERNATIONAL
INCORPORATED

BY: CHARLES PAYNE
Charles Payne
President, Principal Executive and Financial Officer ,
Secretary, Treasurer, Principal Accounting Officer and
sole member of the Board of Directors